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                                                                     EXHIBIT 5.1

September 7, 2005

QualMark Corporation
4580 Florence Street
Denver, CO 80238

Gentlemen:

I have acted as counsel to QualMark Corporation ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") covering registration under the Securities Act of 1933 of 300,000 shares of the Company's Common Stock, no par value per share ("Shares"). The Shares offered are 300,000 shares offered pursuant to the QualMark Corporation 2005 Stock Option Plan. As such, I have examined the Registration Statement, the Company's Articles of Incorporation, as amended, its Bylaws and minutes of its Board of Directors.

Based on the foregoing, and assuming that the Shares will be sold according to the Registration Statement at a time when effective and that there will be compliance with all applicable securities laws involved in those states in which the shares may be sold, I am of the opinion that, upon issuance of the Shares according to the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

I consent to the use of this opinion as an exhibit to the Registration
Statement.

Sincerely,


/s/ Cynthia King
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C L KING & ASSOCIATES, LLC